Exhibit 99.2

The risk factors from Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 have been restated in their entirety as follows, to reflect the sale of Millennium’s worldwide inorganic chemicals business on May 15, 2007.

For clarity, in the following risk factors:

•	“Millennium” refers to Millennium Chemicals Inc. and its consolidated subsidiaries,

•	“Lyondell” refers to Lyondell Chemical Company and its consolidated subsidiaries, and

•	“Equistar” refers to Equistar Chemicals, LP and its consolidated subsidiaries.

Risks Relating to the Businesses

Costs of raw materials and energy, as well as reliability of supply, may result in increased operating expenses and reduced results of operations.

Millennium and its joint ventures purchase large amounts of raw materials and energy for their businesses. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of their operating expenses. The costs of raw materials and energy generally follow price trends of, and vary with the market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. Raw material and energy costs remain at high levels. There have been in the past, and will likely be in the future, periods of time when Millennium and its joint ventures are unable to pass raw material and energy cost increases on to customers quickly enough to avoid adverse impacts on their results of operations. Customer consolidation also has made it more difficult to pass along cost increases to customers. The results of operations of Millennium and its joint ventures have been, and could be in the future, significantly affected by increases and volatility in these costs. Cost increases also may increase working capital needs, which could reduce liquidity and cash flow for Millennium and its joint ventures. In addition, when raw material and energy costs increase rapidly and are passed along to customers as product price increases, the credit risks associated with certain customers can be compounded. To the extent Millennium and its joint ventures increase their product sales prices to reflect rising raw material and energy costs, demand for products may decrease as customers reduce their consumption or use substitute products, which may have an adverse impact on Millennium’s or its joint ventures’ results of operations. See “Millennium and its joint ventures sell commodity products in highly competitive global markets and face significant price pressures” below.

In addition, higher North American and European natural gas prices relative to natural gas cost-advantaged regions, such as the Middle East, have diminished the ability of many domestic chemical producers to compete internationally since natural gas prices affect a significant portion of the industry’s raw materials and energy sources. This environment has in the past caused and may in the future cause a reduction in Millennium’s or Equistar’s exports, and has in the past reduced and may in the future reduce the competitiveness of U.S. producers. It also has in the past increased the competition for sales of chemicals within North America and Europe, as production that would otherwise have been sold in other geographic regions was instead offered for sale in these regions, resulting in excess supply and lower margins in North America and Europe, and may do so in the future.

Furthermore, for Millennium and its joint ventures, there are a limited number of suppliers for some of their raw materials and utilities and, in some cases, the number of sources for and availability of raw materials and utilities is specific to the particular geographic region in which a facility is located. It is also common in the chemical industry for a facility to have a sole, dedicated source for its utilities, such as steam, electricity and gas. For some products of Millennium and its joint ventures, the facilities and/or distribution channels of raw material suppliers and utilities suppliers and Millennium and its joint ventures form an integrated system. This is especially true in the U.S. Gulf Coast where the infrastructure of the chemical and refining industries is tightly integrated such that a major disruption of supply of a given commodity or utility can negatively affect numerous participants, including suppliers of other raw materials. If one or more of Millennium’s or its joint ventures’ significant raw material or utility suppliers were unable to meet its obligations under present supply arrangements or supplies are otherwise disrupted, Millennium’s or its joint ventures’ businesses could suffer reduced supplies or be forced to incur increased costs for their raw materials or utilities, which would have a direct negative impact on plant operations. For example, Hurricanes Katrina and Rita negatively affected crude oil and natural gas supplies, as well as supplies of some of Millennium’s and its joint ventures’ other raw materials, contributing to increases in raw material prices during the second half of 2005 and, in some cases, disrupting production. In addition, hurricane-related disruption of rail and pipeline traffic in the U.S. Gulf Coast area negatively affected shipments of raw materials and product.

The cyclicality and volatility of the chemical industry may cause significant fluctuations in Millennium’s and its joint ventures’ operating results.

Millennium’s and its joint ventures’ operating results are subject to the cyclical and volatile nature of the supply-demand balance in the chemical industry, and their future operating results are expected to continue to be affected by this cyclicality and volatility. The chemical industry historically has experienced alternating periods of capacity shortages leading to tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. The volatility this industry experiences occurs as a result of changes in the supply and demand for products, changes in energy prices and changes in various other economic conditions around the world. This cyclicality and volatility results in significant fluctuations in profits and cash flow from period to period and over the business cycles.

The chemical industry has experienced tight supply in many product areas and increased demand as the global economy has improved over the past several years. As a result, profitability in the industry increased, even in a world of volatile raw material and energy costs. However, the sustainability of these positive business conditions remains subject to uncertainty. The global economic and political environment continues to be uncertain, and a recession or other negative changes could result in a decline in demand and place pressure on Millennium’s and its joint ventures’ results of operations. In addition, new capacity additions by some participants in the industry, especially those in the Middle East and Asia that began in 2006 and are expected to continue through the latter part of the decade, could lead to another period of oversupply and poor profitability.

Millennium and its joint ventures may reduce production at or idle a facility for an extended period of time or exit a business because of an oversupply of a particular product and/or a lack of demand for that particular product, or high raw material prices, which makes production uneconomical. Any decision to permanently close facilities or exit a business would result in impairment and other charges to earnings. Temporary outages sometimes last for several quarters or, in certain cases, longer, and could cause Millennium and its joint ventures to incur costs, including the expenses of maintaining and restarting these facilities. It is possible that factors such as increases in raw material costs or lower demand in the future will cause Millennium or its joint ventures to reduce operating rates, idle facilities or exit uncompetitive businesses.

External factors beyond Millennium’s or its joint ventures’ control can cause fluctuations in demand for their products and in their prices and margins, which may result in lower operating results.

External factors beyond Millennium’s or its joint ventures’ control can cause volatility in the price of raw materials and other operating costs, as well as significant fluctuations in demand for their products and can magnify the impact of economic cycles on their businesses. Examples of external factors include:

•	supply of and demand for raw materials;

•	changes in customer buying patterns and demand for Millennium’s and its joint ventures’ products;

•	general economic conditions;

•	domestic and international events and circumstances;

•	competitor actions;

•	governmental regulation in the U.S. and abroad; and

•	severe weather and natural disasters.

Millennium believes that events in the Middle East have had an impact on its acetyls business and Equistar’s businesses in recent years and may continue to do so. In addition, a number of Millennium’s and its joint ventures’ products are highly dependent on durable goods markets, such as the housing and automotive markets, which also are cyclical and impacted by many of the external factors referenced above. Many of Millennium’s and its joint ventures’ products are components of other chemical products that, in turn, are subject to the supply-demand balance of the chemical industry and general economic conditions. The global economy has remained strong, with relatively stable demand for Millennium’s and its joint ventures’ products. This has occurred even as the volatility and elevated level of prices for crude oil and natural gas have resulted in increased raw material costs. However, the impact of the factors cited above and others may once again cause a slowdown in the business cycle, reducing demand and lowering operating rates and, ultimately, reducing profitability.

Millennium and its joint ventures sell commodity products in highly competitive global markets and face significant price pressures.

Millennium and its joint ventures sell their products in highly competitive global markets. Due to the commodity nature of certain of their products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability, reliability of supply and customer service. As a result, Millennium and its joint ventures generally are not able to protect their market position for these products by product differentiation and may not be able to pass on cost increases to their customers.

In addition, Millennium and its joint ventures face increased competition from companies that may have different cost structures or strategic goals than Millennium and its joint ventures, such as privately-held companies, large integrated oil companies (many of which also have chemical businesses), government-owned businesses, and companies that receive subsidies or other government incentives to produce certain products in a specified geographic region. Increased competition from these companies could limit Millennium’s and its joint ventures’ ability to increase product sales prices in response to raw material and other cost increases, or could cause Millennium and its joint ventures to reduce product sales prices to compete effectively, which could reduce their profitability.

Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. In addition, their ability to increase product sales prices, and the timing of those increases, are affected by the supply-demand balances for their products, as well as the capacity utilization rates for those products. Timing differences in pricing between rising raw material costs, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases, have reduced and may continue to reduce profitability.

Further, volatility in costs and pricing can result in commercial disputes with customers and suppliers with respect to interpretations of complex contractual arrangements. Significant adverse resolution of any such disputes also could reduce profitability.

Millennium and its joint ventures obtain a portion of their raw materials from sources outside the U.S., which subjects them to exchange controls, political risks and other risks.

Millennium and its joint ventures obtain a portion of their principal raw materials from sources outside the U.S., which subjects them to risks such as transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. These events could increase the prices at which Millennium and its joint ventures can obtain raw materials or disrupt the supply of raw materials, which could reduce Millennium’s or its joint ventures’ operating results. Although Millennium and its joint ventures have compliance programs and processes intended to ensure compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which they may be subject, they are subject to the risk that their compliance could be challenged.

Millennium’s and its joint ventures’ operations and assets are subject to extensive environmental, health and safety and other laws and regulations, which could result in material costs or liabilities.

Millennium and its joint ventures cannot predict with certainty the extent of future liabilities and costs under environmental, health and safety and other laws and regulations and whether liabilities and costs will be material. Millennium and its joint ventures also may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at their facilities or chemicals that they manufacture, handle or own. In addition, because the chemical products of Millennium and its joint ventures are components of a variety of other end-use products, Millennium and its joint ventures, along with other members of the chemical industry, are inherently subject to potential claims related to those end-use products. Although claims of the types described above have not historically had a material impact on Millennium’s or its joint ventures’ operations, a substantial increase in the success of these types of claims could result in the expenditure of a significant amount of cash by Millennium or its joint ventures to pay claims, and could reduce their operating results.

Millennium and its joint ventures (together with the industries in which they operate) are subject to extensive national, state and local environmental laws and regulations concerning, and are required to have permits and licenses regulating, emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, some of these laws and regulations require Millennium and its joint ventures to meet specific financial responsibility requirements. Millennium cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in Millennium’s and its joint ventures’ operations and products, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the costs and risks described above, Millennium does not expect that it or its joint ventures will be affected differently than the rest of the chemical industry where their facilities are located.

Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. Also, U.S. “Superfund” statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including Millennium and its joint ventures) may be required to bear all of such costs regardless of fault, the legality of the original disposal or ownership of the disposal site. In addition, similar environmental laws and regulations that have been or may be enacted in countries outside of the U.S. may impose similar liabilities and costs upon Millennium.

Millennium and its joint ventures have on-site solid-waste management units at several facilities. It is anticipated that corrective measures will be necessary to comply with federal and state requirements with respect to these facilities. Millennium and its joint ventures also have liabilities under the Resource Conservation and Recovery Act and various state and non-U.S. government regulations related to several current and former plant sites. Millennium and its joint ventures also are responsible for a portion of the remediation of certain off-site waste disposal facilities. Millennium and its joint ventures are contributing funds to the cleanup of several waste sites throughout the U.S. under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the Superfund Amendments and Reauthorization Act of 1986, including the Kalamazoo River Superfund Site discussed below. Millennium and its joint ventures also have been named as potentially responsible parties at several other sites. Millennium’s policy is to accrue remediation expenses when it is probable that such efforts will be required and the related expenses can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the potentially responsible parties under applicable statutes. For further discussion regarding Millennium’s and its joint ventures’ environmental matters and related accruals (including those discussed in this risk factor), and environmentally-related capital expenditures, see also Note 12 to the Consolidated Financial Statements in Millennium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and “Item 1. Business—Environmental Capital Expenditures,” “Item 3. Legal Proceedings – Environmental Matters,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations–Environmental Matters” and Note 18 to the Consolidated Financial Statements in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006. If actual expenditures exceed the amounts accrued, that could have an adverse effect on Millennium’s and its joint ventures’ results of operations and financial position.

Kalamazoo River Superfund Site—A Millennium subsidiary has been identified as a Potential Responsible Party (“PRP”) with respect to the Kalamazoo River Superfund Site. The site involves cleanup of river sediments and floodplain soils contaminated with polychlorinated biphenyls, cleanup of former paper mill operations, and cleanup and closure of landfills associated with the former paper mill operations. Litigation concerning the matter commenced in December 1987 but was subsequently stayed and is being addressed under CERCLA. In 2000, the Kalamazoo River Study Group (the “KRSG”), of which the Millennium subsidiary and other PRPs are members, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which evaluated a number of remedial options for the river. The estimated costs for these remedial options ranged from $0 to $2.5 billion.

At the end of 2001, the U.S. Environmental Protection Agency (“EPA”) took lead responsibility for the river portion of the site at the request of the State of Michigan. In 2004, the EPA initiated a confidential process to facilitate discussions among the agency, the Millennium subsidiary, other PRPs, the Michigan Departments of Environmental Quality and Natural Resources, and certain federal natural resource trustees about the need for additional investigation activities and different possible approaches for addressing the contamination in and along the Kalamazoo River. These discussions are continuing.

As of March 31, 2007, the probable future remediation spending associated with the river cannot be determined with certainty. Although the KRSG study identified a broad range of remedial options, not all of those options would represent reasonably possible outcomes. Management does not believe that it can identify a single remedy among those options that would represent the highest-cost reasonably possible outcome. However, in 2004, Millennium recognized a liability representing Millennium’s interim allocation of 55% of the $73 million total of estimated cost of bank stabilization, recommended as the preferred remedy in 2000 by the KRSG study, and of certain other costs. At March 31, 2007, the balance of this liability was $57 million.

In addition, in 2004, Millennium recognized a liability primarily related to Millennium’s estimated share of remediation costs for two former paper mill sites and associated landfills, which are also part of the Kalamazoo River Superfund Site. At March 31, 2007, the balance of the liability was $48 million. Although no final agreement has been reached as to the ultimate remedy for these locations, Millennium has begun remediation activity related to these sites.

Millennium’s ultimate liability for the Kalamazoo River Superfund Site will depend on many factors that have not yet been determined, including the ultimate remedy selected, the determination of natural resource damages, the number and financial viability of the other PRPs, and the determination of the final allocation among the PRPs. Millennium’s ultimate liability for the Kalamazoo River Superfund Site is not affected by the sale of the inorganic chemicals business, which closed on May 15, 2007.

Other Regulatory Requirements—In addition to the matters described above, Millennium and its joint ventures are subject to other material regulatory requirements that could result in higher operating costs, such as regulatory requirements relating to the security of chemical facilities, and the transportation, exportation or registration of products. Although Millennium and its joint ventures have compliance programs and other processes intended to ensure compliance with all such regulations, Millennium and its joint ventures are subject to the risk that their compliance with such regulations could be challenged. Non-compliance with certain of these regulations could result in the incurrence of additional costs, penalties or assessments that could be significant.

Proceedings related to the alleged exposure to lead-based paints and lead pigments could require Millennium to spend material amounts in litigation and settlement costs and judgments.

Together with alleged past manufacturers of lead-based paint and lead pigments for use in paint, Millennium has been named as a defendant in various legal proceedings alleging personal injury, property damage, and remediation costs allegedly associated with the use of these products. The plaintiffs include individuals and governmental entities, and seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. The majority of these legal proceedings assert unspecified monetary damages in excess of the statutory minimum and, in certain cases, equitable relief such as abatement of lead-based paint in buildings. These legal proceedings are in various trial stages and post-dismissal settings, some of which are on appeal. One legal proceeding relating to lead pigment or paint was tried in 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” The re-trial of this case began on November 1, 2005. On February 22, 2006, a jury returned a verdict in favor of the State of Rhode Island finding that the cumulative presence of lead pigments in paints and coatings on buildings in the state constitutes a public nuisance; that a Millennium subsidiary, Millennium Holdings, LLC, and other defendants either caused or substantially contributed to the creation of the public nuisance; and that those defendants, including the Millennium subsidiary, should be ordered to abate the public nuisance. On February 28, 2006, the judge held that the state could not proceed with its claim for punitive damages. On February 26, 2007, the court issued its decision denying the post-verdict motions of the defendants, including Millennium, for a mistrial or a new trial. The court concluded that it would enter an order of abatement and appoint a special master to assist the court in determining the scope of the abatement remedy. On March 16, 2007, the court entered a final judgment on the jury’s verdict. On March 20, 2007, Millennium filed its notice of appeal with the Rhode Island Supreme Court.

While Millennium believes that it has valid defenses to all the lead-based paint and lead pigment proceedings and is vigorously defending them, litigation is inherently subject to many uncertainties. Additional lead-based paint and lead pigment litigation may be filed against Millennium in the future asserting similar or different legal theories and seeking similar or different types of damages and relief, and any adverse court rulings or determinations of liability, among other factors, could affect this litigation by encouraging an increase in the number of future claims and proceedings. In addition, from time to time, legislation and administrative regulations have been enacted or proposed to impose obligations on present and former manufacturers of lead-based paint and lead pigment respecting asserted health concerns associated with such products or to overturn successful court decisions. Millennium is unable to predict the outcome of lead-based paint and lead pigment litigation, the number or nature of possible future claims and proceedings, and the effect that any legislation and/or administrative regulations may have on Millennium. In addition, Millennium cannot reasonably estimate the scope or amount of the costs and potential liabilities related to such litigation, or any such legislation and regulations. Thus, any liability Millennium incurs with respect to pending or future lead-based paint or lead pigment litigation, or any legislation or regulations could, to the extent not covered or reduced by insurance or other recoveries, have a material impact on Millennium’s results of operations. In addition, Millennium has not accrued any liabilities for judgments or settlements against Millennium resulting from lead-based paint and lead pigment litigation. Any liability that Millennium may ultimately incur with respect to lead-based paint and lead pigment litigation is not affected by the sale of the inorganic chemicals business, which closed on May 15, 2007. See “Item 1. Legal Proceedings” in Millennium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and “Item 3. Legal Proceedings—Litigation Matters” in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006 for additional discussion regarding lead-based paint and lead pigment litigation.

Interruptions of operations at the facilities of Millennium and its joint ventures may result in liabilities or lower operating results.

Millennium and its joint ventures own and operate large-scale chemical facilities, and their operating results are dependent on the continued operation of their various production facilities and the ability to complete construction and maintenance projects on schedule. Material operating interruptions at Millennium’s or its joint ventures’ facilities, including, but not limited to, interruptions caused by the events described below, may materially reduce the productivity and profitability of a particular manufacturing facility, or Millennium as a whole, during and after the period of such operational difficulties.

Although Millennium and its joint ventures take precautions to enhance the safety of their operations and minimize the risk of disruptions, their operations, along with the operations of other members of the chemical industry, are subject to hazards inherent in chemical manufacturing and the related storage and transportation of raw materials, products and wastes. These potential hazards include:

•	pipeline leaks and ruptures;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	mechanical failure;

•	unscheduled downtimes;

•	supplier disruptions;

•	labor shortages or other difficulties;

•	transportation interruptions;

•	remediation complications;

•	chemical spills;

•	discharges or releases of toxic or hazardous substances or gases;

•	storage tank leaks;

•	other environmental risks; and

•	terrorist acts.

Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, Millennium and its joint ventures also will continue to be subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters.

Millennium and its joint ventures maintain property, business interruption and casualty insurance that they believe are in accordance with customary industry practices, but they are not fully insured against all potential hazards incident to their businesses, including losses resulting from natural disasters, war risks or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If Millennium or its joint ventures were to incur a significant liability for which they were not fully insured, that company might not be able to finance the amount of the uninsured liability on terms acceptable to it or at all, and might be obligated to divert a significant portion of its cash flow from normal business operations.

Conflicts of interest between Lyondell, Equistar and/or Millennium could be resolved in a manner that may be perceived to be adverse to Millennium and/or Equistar.

Lyondell owns 70.5% of Equistar, and Millennium owns the remaining 29.5% of Equistar. Millennium and Equistar are wholly-owned subsidiaries of Lyondell. All executive officers of Millennium and Equistar and all members of Equistar’s Partnership Governance Committee and Millennium’s Board of Directors also serve as officers of Lyondell. Conflicts of interest may arise between Lyondell, Equistar and/or Millennium when decisions arise that could have different implications for Lyondell, Equistar and/or Millennium. Their respective debt agreements generally require related party transactions to be on an arm’s-length basis; however, because Lyondell owns both Millennium and Equistar, conflicts of interest could be resolved in a manner that may be perceived to be adverse to Millennium and/or Equistar.

Millennium and Equistar depend to a significant degree on Lyondell for the administration of their businesses, and Equistar has product supply arrangements with its owners and other related parties. If those parties do not fulfill their obligations under the arrangements, Millennium’s and/or Equistar’s revenues, margins and cash flow could be adversely affected.

Lyondell and Equistar and parties related to them have various agreements and transactions with Millennium. For example, Millennium is party to shared services, loaned employee and operating arrangements with Lyondell and Equistar pursuant to which Lyondell, Equistar and Millennium provide many administrative and operating services to each other. Lyondell provides to Millennium and Equistar services that are essential to the administration and management of Millennium’s and Equistar’s businesses, which from time to time may include information technology, human resources, sales and marketing, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax services. Accordingly, Millennium and Equistar depend to a significant degree on Lyondell for the administration of their businesses. If Lyondell did not fulfill its obligations under the shared services arrangement, it would disrupt Millennium’s and Equistar’s businesses and could have a material adverse effect on their businesses and results of operations. In addition, Equistar has product supply agreements with Lyondell and Millennium and various other related parties pursuant to which Equistar sells a substantial amount of its products. Equistar expects to continue to derive a significant portion of its business from transactions with these parties. If they are unable or otherwise cease to purchase Equistar’s products, Equistar’s revenues and margins and, therefore, Millennium’s cash flow could be adversely affected.

Millennium pursues acquisitions, dispositions and joint ventures, which may not yield the expected benefits.

Millennium may purchase or sell assets or enter into contractual arrangements or joint ventures in an effort to generate value. For example, on May 15, 2007, Millennium sold its worldwide inorganic chemicals business to The National Titanium Dioxide Co. Ltd. (Cristal) and received $1.143 billion in cash, in addition to the assumption by Cristal of specified liabilities. Transactions that Millennium pursues may be intended to, among other things, result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted by applicable debt covenants, some of these transactions may be financed with additional borrowings by Millennium or its joint ventures. Although these transactions may be expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could reduce the operating results of Millennium or its joint ventures in the short term because of the costs, charges and financing arrangements associated with such transactions or the benefits of a transaction may not be realized to the extent anticipated. Other transactions may advance future cash flows from some of Millennium’s or its joint ventures’ businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

Risks Relating to Debt

Millennium’s consolidated balance sheet is highly levered, and Millennium’s business and future prospects could be limited by its significant amount of debt and other financial obligations.

Millennium’s consolidated balance sheet is highly levered. In addition, Millennium has contractual commitments and ongoing pension and post-retirement benefit obligations that will require cash contributions in 2007 and beyond, as described in “—Contractual and Other Obligations” under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006.

Millennium’s level of debt and other obligations could have significant adverse consequences on its business and future prospects, including the following:

•	Millennium may not be able to obtain financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less levered competitors could have a competitive advantage because they have lower debt service requirements; and

•

in the event of poor business conditions, Millennium may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than its competitors.

For a discussion regarding Millennium’s ability to pay or refinance its debt, see the “—Liquidity and Capital Resources” section under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Millennium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006.

Millennium and Equistar each require a significant amount of cash to service their indebtedness, and the ability of each of them to generate cash depends on many factors beyond their control.

Due to debt covenant limitations on transferring cash between the entities discussed below in this “Item 1A. Risk Factors,” the ability of each of Millennium and Equistar to make payments on and to refinance its respective indebtedness may depend solely upon its individual ability to generate cash. Each of Millennium and Equistar is separately responsible for its respective outstanding debt (except that $150 million of Equistar’s debt is guaranteed by Lyondell). The businesses of each of Millennium and Equistar may not generate sufficient cash flow from operations to meet their respective debt service obligations, future borrowings may not be available under current or future debt agreements of each entity in an amount sufficient to enable each of them to pay their respective indebtedness at or before maturity, and each entity may not be able to refinance its respective indebtedness on reasonable terms, if at all. Factors beyond the control of Millennium and Equistar affect the ability of each of them to make these payments and refinancings. These factors include those discussed elsewhere in these “Risk Factors” and the “Forward-Looking Statements” section of Millennium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and in “Item 1A. Risk Factors” and the “Forward-Looking Statements” section of Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006.

Further, the ability of Millennium and Equistar to fund capital expenditures and working capital depends on the ability of each entity to generate cash and depends on the availability of funds under any lines of credit and other liquidity facilities. If, in the future, sufficient cash is not generated from their respective operations to meet their respective debt service obligations and sufficient funds are not available under any lines of credit or other liquidity facilities, Millennium and Equistar each may need to reduce or delay non-essential expenditures, such as capital expenditures and research and development efforts. In addition, Millennium and Equistar may need to refinance debt, obtain additional financing or sell assets, which they may not be able to do on reasonable terms, if at all.

Debt and other agreements restrict Millennium’s and Equistar’s ability to take certain actions and require the maintenance of certain financial ratios; failure to comply with these requirements could result in acceleration of debt.

Millennium’s Debt—Millennium’s indentures contain covenants that, subject to exceptions, restrict, among other things, dividends, debt incurrence, lien incurrence, investments, sale and leaseback transactions, sales of assets, affiliate transactions, mergers, accounts receivable securitization transactions, purchase of equity and payments on indebtedness. Pursuant to these provisions, Millennium is prohibited from making restricted payments, including paying certain dividends. Millennium’s indentures also contain covenants that require the maintenance of specified financial ratios: (1) the Leverage Ratio (as defined) is required to be less than 4.50 to 1 and (2) the Interest Coverage Ratio (as defined) for any period of four consecutive fiscal quarters is required to be equal to or greater than 2.25 to 1.

Equistar’s Debt and Accounts Receivable Facility—Equistar has an inventory-based revolving credit facility and an accounts receivable sales facility. Both of these facilities and Equistar’s indentures contain covenants that, subject to exceptions, restrict, among other things, lien incurrence, debt incurrence, dividends, sales of assets, investments, accounts receivable securitizations, purchase of equity, payments on indebtedness, affiliate transactions, sale and leaseback transactions and mergers. Equistar’s credit facility does not require the maintenance of specified financial ratios as long as certain conditions are met. Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar’s Fixed Charge Coverage Ratio (as defined) is less than 1.75 to 1. Equistar met this ratio as of March 31, 2007.

Effects of a Breach—A breach by Millennium or Equistar of any of the covenants or other requirements in their respective debt instruments could (1) permit their respective note holders or lenders to declare the outstanding debt under the breached debt instrument due and payable, (2) permit the lenders under their respective credit facilities to terminate future lending commitments and (3) permit acceleration of the breaching entity’s other debt instruments that contain cross-default or cross-acceleration provisions. The respective debt agreements of Millennium and Equistar contain various event of default and cross-default provisions. It is not likely that Millennium or Equistar, as the case may be, would have, or be able to obtain, sufficient funds to make these accelerated payments. In that event, the breaching entity’s lenders could proceed against any assets that secure their debt. Similarly, the breach by Equistar of covenants in its accounts receivable sales facility would permit the counterparties to terminate further purchases of interests in accounts receivable and to receive all collections from previously sold interests until they had collected on their interests in those receivables, thus reducing Equistar’s liquidity.

Debt covenants limit transfers of cash between Lyondell, Millennium and Equistar.

Although Equistar and Millennium are wholly-owned subsidiaries of Lyondell, debt covenants limit the ability to transfer cash among Lyondell, Equistar and Millennium. For example, Lyondell’s indentures contain a covenant that prohibits it from making investments in subsidiaries and joint ventures that are not restricted subsidiaries as defined in the indentures, subject to limited exceptions. Neither Millennium nor Equistar currently is a restricted subsidiary. Lyondell’s credit facility also contains a covenant that places limitations on its ability to make investments in joint ventures. Millennium’s flexibility to make investments in Equistar also is limited by its debt covenants. As a result, Lyondell’s cash flow may not be available to fund cash needs of Millennium, and the cash flow of Lyondell and Millennium may not be available to fund cash needs of Equistar, such as servicing debt or paying capital expenditures.

Some of Equistar’s indentures require additional interest payments to the note holders if Equistar makes distributions when Equistar does not meet a specified fixed charge coverage ratio. Equistar met this ratio as of December 31, 2006. In addition, Equistar’s credit facility prohibits the payment of distributions during any default under the facility. These provisions may deter or limit the movement of cash from Equistar to Lyondell and Millennium.

Applicable laws may also limit the amounts Equistar is permitted to pay as distributions to Lyondell and Millennium. The ability of Equistar to distribute cash to Lyondell and Millennium, and the ability of Lyondell to make cash investments in Millennium, also is dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in these “Risk Factors” and the “Forward-Looking Statements” section of Millennium’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and in “Item 1A. Risk Factors” and the “Forward-Looking Statements” section of Millennium’s Annual Report on Form 10-K for the year ended December 31, 2006.